Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT: Terence Hall, CEO; Robert Taylor, CFO; Greg Rosenstein, VP of Investor Relations, 504-362-4321
Superior Energy Services, Inc. Announces 2006 Initial Capital Expenditures Plans
(Harvey, La., Thursday, January 12, 2006) — Superior Energy Services announced today that its Board of Directors has approved a record-high initial capital expenditures budget of approximately $214 million for 2006. The capital expenditures budget is expected to be funded entirely by internally generated cash flows. Some of the significant capital expenditures are as follows:
•	Approximately $56 million for the continued expansion of well intervention services and rental tools to markets outside the Gulf of Mexico, including the Barnett Shale, Fayetteville Shale, Oklahoma and Rocky Mountains, as well as the North Sea, West Africa and Middle East market areas.

•	Approximately $27 million for further decommissioning and abandonment market penetration, including $20 million for completing construction of the previously announced 880-ton derrick barge, and $7 million for an anchor handling tug for use in conjunction with the derrick barge. The ABS-class and SOLAS-rated barge will accommodate 200 people and is expected to be delivered by September 2006.

•	Approximately $19 million for expected growth in the Gulf of Mexico well intervention, rental tools and marine markets. These expenditures include approximately $7 million for the refurbishment of a 200-ft.class liftboat, expected to be in service in June 2006.

•	Approximately $20 million in maintenance capital expenditures, primarily for rental tools and well intervention assets in all markets.

•	Approximately $63 million in expansionary capital expenditures for the addition of new reserves on currently owned oil and gas properties, with most, if not all, projects employing the company’s products and services. Several of these projects were expected to start and/or be completed in 2005, but were deferred due to hurricanes.
Chairman and CEO Terry Hall Comments:
“Our capital expenditures program is designed to fulfill several long-term objectives: (1) aggressively increase our geographic diversification on shore in the U.S. and in select international markets; (2) leverage our production-related asset base to extend our oil and gas reserves; and (3) deliver long-term growth in earnings, cash flows and returns on capital. We believe these expenditures will allow us to leverage the strong fundamentals in our business by increasing our exposure to the rapidly growing land and international markets for rentals and well intervention services, and increasing our exposure to the decommissioning market worldwide. The rental tools business continues to be a high growth business that we can readily export to new market areas with minimal risk. Typically, we establish a presence, build relationships and then follow up with well intervention services. We are successfully employing this strategy in the Barnett Shale, south Texas, Rocky Mountains, Australia, Trinidad and Venezuela. Given the timing of these anticipated expenditures, we expect to generate significant returns in 2007 and beyond.”
Superior Energy Services, Inc. is a leading provider of specialized oilfield services and equipment focused on serving the production-related needs of oil and gas companies primarily in the Gulf of Mexico and the drilling-related needs of oil and gas companies in the Gulf of Mexico and select international market areas. The company uses its production-related assets to enhance, maintain and extend production and, at the end of an offshore property’s economic life, plug and decommission wells. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.
# # #